UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2005

ICOP DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-27321	84-1493152
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16801 W. 116th Street Lenexa, Kansas		66210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		913-338-5550

11011 King Street, Suite 260

Overland Park, Kansas
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)   On June 29, 2005, the Board of Directors of ICOP Digital, Inc.  (the “Company” or “we”) concluded, in consultation with and upon the recommendation of the Company’s management, because our previously issued financial statements contained in the Annual Report on Form 10-KSB for the year ended December 31, 2004 (the “Financial Statements”) are being restated to address certain accounting errors therein, the Financial Statements should no longer be relied upon until their restatement has been finalized.  In response to written comments from the staff of the Securities and Exchange Commission, the Company has filed two amendments to the Financial Statements and one amendment to its quarterly report on Form 10-QSB for the quarter ended March 31, 2005 and is expecting soon to file an additional amendment to the Financial Statements to complete the restatement.

After their original issuance on March 11, 2005, the Company restated the Financial Statements to correct errors identified after the issuance on March 11, 2005 of the Financial Statements.  There is no net effect of the restatement on cash provided by financing activities, cash used in operating or investing activities or net capital as a result of these errors.

The shareholders of the Company approved a one share for ten shares reverse split of the Company’s common and preferred stock effective March 10, 2005.  The effect of this reverse stock split should have been included in the Financial Statements that were originally dated March 11, 2005.  The restatement changes share totals, share and option prices and earnings per share amounts throughout the Financial Statements to a post-split basis, as if the reverse split had occurred at the beginning of the periods presented.

In the first quarter of 2004, the Company received subscriptions for 25,000 post-split shares of convertible preferred stock and received payments totaling $1,099,998 for 18,333 of those post-split shares.  In December 2004, the Company issued another 6,667 post-split shares for no additional consideration to one of the subscribers to settle a dispute.  The Company recorded these transactions in the Financial Statements dated March 11, 2005 as the sale of preferred stock for total proceeds of $1,099,998.  The restatement separates these transactions into the two components, records a deemed dividend for the benefit provided by the conversion feature of the preferred stock and records an expense for the settlement of the dispute.

For the first component, we revised our analysis of the beneficial conversion feature using as comparable fair value of our common stock the price received for most of the sales of common stock during 2003 and 2004, $10.00 per post-split share.  A share of the preferred stock can be converted into eight shares of common stock, so the $60.00 per post-split share price is equivalent to a common stock price of $7.50 per post-split share, a difference of $2.50 per post-split common share.  On an as converted basis, for the 200,000 post-split common shares, this calculation results in a value of the beneficial conversion feature of $500,000.  The preferred stock is immediately convertible to common stock, so this value has been recorded as a deemed dividend to increase the net loss available to common shareholders for the year ended December 31, 2004.  The deemed dividend was recorded as a return of capital to the preferred shareholders.

For the second component, the investor had subscribed for 13,334 post-split preferred shares during the first quarter of 2004.  The investor paid half of the subscription price or $400,000 at that time.  A dispute subsequently arose over the terms of payment for the remaining shares subscribed.  The Company issued an additional 6,667 post-split shares to the investor to settle this dispute during the fourth quarter of 2004.  The Company has restated the Financial Statements by recording an operating expense equal to the unpaid subscription price of $400,000 and increasing paid in capital by the same amount.  Originally, the Company had booked the sale of the entire 13,334 post-split shares of convertible preferred stock for $400,000, the total amount of cash received for the shares.

The Company’s management has discussed these matters with the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOP DIGITAL, INC.

June 29, 2005	By:	/s/ John C. Garrison

Name: John C. Garrison
Title: Chief Financial Officer